Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS IMPROVED SECOND QUARTER RESULTS

Net Sales Increase 12.1%

CHICAGO, IL – JULY 24, 2014 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net income of $87,000 or $0.01 per share, for the second quarter of 2014 as compared to a net loss of $1.9 million, or $0.29 per share, for the second quarter of 2013. In addition, there was an operating income of $308,000 for the current quarter compared to an operating loss of $1.9 million in the same quarter last year. The increased operating income reflected an increase in net sales and gross margin and a decrease in selling, general and administrative (“SG&A”) expense.

Consolidated net sales were $28.7 million compared to $25.6 million in the second quarter of 2013, with the Cobra segment reporting a $2.7 million, or 12.0%, increase in sales and the Performance Products Limited (“PPL”) segment reporting a sales increase of $457,000, or 12.7%. The higher sales for the Cobra segment resulted from sales of Dash Cams and Portable Power Packs, which were not sold in the prior year’s quarter, and an increase in sales of Citizens Band radios, Truck Navigation products and Two-Way radios. Dash Cam sales included three new models and Portable Power Pack sales included five new models, in particular, the popular and all-new JumPack™. The increase in sales of Citizens Band radios and Truck Navigation products reflected higher sales at certain larger customers. Two-Way radios sales increased due to a major retailer picking up two models, one of which was new to the market. These increases in sales were partially offset by significantly lower European sales included in the Cobra segment due to difficult economic and political conditions in Eastern Europe. The PPL sales increase was attributable to the effect of foreign currency changes and higher sales of Truckmate™ navigation products.

Consolidated gross margin was 28.3 percent compared to 26.1 percent in the second quarter of 2013 primarily as a result of a favorable sales mix. The gross margin for the Cobra segment was 27.3 percent compared to 24.9 percent in the second quarter 2013, which reflected more sales of higher margin products, including new products. PPL’s gross margin increased to 34.5 percent from 33.1 percent last year due mainly to an improved sales mix and an exchange gain compared to an exchange loss in the same quarter of last year.

Cobra Second Quarter Results – 2

“We are pleased to report an operating income in the current quarter compared to the significant operating loss in the prior year’s quarter. This very substantial improvement was driven by net sales growth of 12.1% and over a two point increase in gross margin that resulted in part from many exciting new products and expanded distribution” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

SG&A expenses were $7.8 million in the second quarter of 2014 compared to $8.5 million in the prior year’s quarter. Variable selling expenses increased consistent with the net sales increase. However, fixed expenses decreased as a result of significantly lower litigation expenses, which in the second quarter of last year included the settlement expense from the Fleming patent litigation.

Interest expense for the second quarter of 2014 was $406,000 compared to $150,000 for the second quarter of 2013 primarily due to the write-off of deferred financing fees that resulted from a change in the participant bank and the bank fees incurred for the required first quarter covenant waiver. Other income was $195,000 compared to other income of $86,000 in the prior year’s quarter primarily due to a higher gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for certain current and former officers of the Company. A tax provision of $10,000 was recorded in the current quarter as compared to $14,000 in the second quarter of 2013.

Accounts receivable at the end of the quarter were $15.7 million, an increase from $12.3 million one year earlier, which mainly reflected the higher sales in the Cobra segment. Inventory at the end of the second quarter increased to $35.7 million from $34.6 million at June 30, 2013 primarily as a result of purchases of new products. Interest-bearing debt increased to $18.7 million as of June 30, 2014 compared to $16.2 million at June 30, 2013. Cash on hand at June 30, 2014 was $3.9 million as compared to $2.0 million at June 30, 2013 mainly due to the timing of foreign cash receipts.

The Company did not meet the required minimum amount of trailing twelve month EBITDA as defined under its credit agreement for the second quarter. The Company is currently working with its lenders to finalize the form of a waiver of the second quarter non-compliance with the credit agreement.

On a year-to-date basis, consolidated net sales were $50.1 million compared to $47.2 million for the same period of 2013. In addition to the sales increase, a higher gross margin and significantly reduced SG&A expenses resulted in an operating loss of $1.3 million for the first six months as compared to a $3.6 million operating loss for the prior year’s period. The net loss for the year-to-date was $1.6 million, or $0.24 per share, as compared to a net loss of $3.5 million or $0.53 per share in the prior year.

In discussing the outlook for the third quarter of 2014, as well as the entire year, Mr. Bazet said, “While we expect growth in operating income in the third quarter of 2014 compared to the same quarter last year, in order to significantly improve profitability, we are implementing reductions

Cobra Second Quarter Results – 3

in cost of sales, fixed operating expenses and capital expenditures totaling $2.0 million to $2.5 million in the second half of 2014. In addition, a significant amount of these reductions will result from a substantial reduction in headcount, for which all severance expenses will be recorded in the third quarter of 2014. We believe that these steps, our historically stronger second half performance and additional sales from our exciting new products and growth initiatives, will enable the Company to achieve profitability for fiscal year 2014, with a significant increase in operating profit in fiscal year 2014 when compared to the operating loss in fiscal year 2013.”

Cobra will be conducting a conference call on July 24, 2014 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Net sales	$28,739	$25,630	$50,120	$47,207
Cost of sales	20,612	18,951	36,214	34,293

Gross profit	8,127	6,679	13,906	12,914
Selling, general and administrative expense	7,819	8,544	15,235	16,505

Earnings (loss) from operations	308	(1,865)	(1,329)	(3,591)
Other (expense) income:
Interest expense	(406)	(150)	(663)	(310)
Other, net	195	86	401	439

Earnings (loss) before taxes	97	(1,929)	(1,591)	(3,462)
Tax provision (benefit)	10	14	(12)	13

Net earnings (loss)	$87	$(1,943)	$(1,579)	$(3,475)

Net earnings (loss) per common share:
Basic	$0.01	$(0.29)	$(0.24)	$(0.53)
Diluted	$0.01	$(0.29)	$(0.24)	$(0.53)

Weighted average shares outstanding:
Basic	6,603	6,611	6,603	6,611
Diluted	6,603	6,611	6,603	6,611

Cobra Second Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30,	December 31,	June 30,
	2014	2013	2013
ASSETS:
Current assets:
Cash	$3,853	$3,059	$1,984
Accounts receivable, net	15,717	19,338	12,303
Inventories, net	35,715	35,810	34,586
Other current assets	3,722	3,686	3,465

Total current assets	59,007	61,893	52,338
Property, plant and equipment, net	5,139	5,453	5,411
Total other assets	15,813	15,460	14,598

Total assets	$79,959	$82,806	$72,347

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$6,995	$5,726	$3,689
Accrued liabilities	6,657	7,221	6,571
Short-term debt	18,674	20,673	16,215

Total current liabilities	32,326	33,620	26,475

Non-current liabilities:
Deferred taxes	623	653	803
Deferred compensation	7,946	7,910	7,944
Other long-term liabilities	560	714	726

Total non-current liabilities	9,129	9,277	9,473

Shareholders’ equity	38,504	39,909	36,399

Total liabilities and shareholders’ equity	$79,959	$82,806	$72,347